Exhibit 99.01

KPMG LLP 345 Park Avenue New York, NY 10154

September 22, 2005

Mr. Wayne Garten

Chief Executive Officer

Hanover Direct, Inc.

1500 Harbor Boulevard

Weehawken, NJ  07086

Dear Wayne:

As you requested, I have summarized for you below the additional work that KPMG will need to perform.  Please remember that this summary is by no means all inclusive and, depending on the results of this work, could lead to additional procedures.

Due to the nature of the items causing the restatement adjustments, as well as consideration of the three material weaknesses noted in our draft letter to the Audit Committee, we need to re-assess the nature and extent of audit procedures performed on the December 29, 2001 balance sheet audited by Arthur Andersen (any further issues in this balance sheet could potentially impact the 2002 income statement), in addition to the nature and extent of the audit procedures performed by KPMG for the 2003 and 2002 audits.  After this re-assessment, in all likelihood we will need to perform additional procedures in certain areas for each of these periods (inclusive of the balance sheet at December 29, 2001).

I cannot estimate for you when these procedures will be completed nor the extent of our additional work, and therefore I can only provide you with a wide range of estimated additional fees.  I currently believe that these additional fees, inclusive of additional time incurred to date, will range from $300,000 to $450,000.  At a minimum, I foresee a minimum of at least one month of additional work, inclusive of review.

If you have any questions, please give me a call.

Sincerely,

/s/ Mark Slosberg

Mark Slosberg

Partner